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                                                              EXHIBIT (a)(1)(BB)

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                                                              EXHIBIT (a)(1)(BB)



FOR IMMEDIATE DISTRIBUTION

CONTACT: Corporate Communications
         404-715-2554

         Investor Relations
         404-715-6679

   DELTA AIR LINES OFFERS STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES

ATLANTA, May 28, 2003 -- Delta Air Lines, Inc. (NYSE: DAL) today announced the commencement of a voluntary stock option exchange program for its approximately 45,000 eligible employee option holders. Under the terms of the program, active employees and those on certain short-term leaves who are on the United States payroll of Delta or a subsidiary may exchange their outstanding eligible options for a fewer number of replacement options with a new exercise price. The replacement options will be granted on a date that is at least six months and one day following the date when Delta cancels the exchanged options. The exercise price of the replacement options will be the closing price of Delta common stock on the New York Stock Exchange on the date the replacement options are granted. Participation in the program is completely voluntary.

         "We're excited about the potential benefit to option holders who decide to participate in the exchange, "said Dave Smith, vice president-Global Rewards and Recognition. "It's certainly our hope that the grant of replacement options with their new exercise price will restore the intended retention and performance incentives of the options by providing such employees with the benefit of options that over time may have a greater potential to increase in value."

         Detailed information on the option exchange program will be mailed to eligible Delta employees. If employees decide not to participate in the program, their existing stock options will not be affected. Options that are not exchanged will retain their current exercise prices and terms. Delta commenced the exchange offer today and currently expects to end it on June 25, 2003.

         Members of Delta's Board of Directors, including Leo F. Mullin, chairman and chief executive officer, are not eligible to participate in the program. Delta does not expect that the stock option exchange program will result in an accounting charge to its earnings.

         The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that Delta filed with the Securities and Exchange Commission today. The Tender Offer Statement (including an Offer to Exchange and other offer documents) contains important information and all eligible employees should read all of the offer documents carefully before deciding whether or not to exchange their eligible options. The Offer to Exchange and certain other offer documents will be made available to all holders of eligible Delta options, at no expense to them. The Tender Offer Statement (including the Offer to Exchange and all other offer documents filed with the Securities and Exchange Commission) will also be available for free at the Securities and Exchange Commission's Web site at www.sec.gov.

                                     -more-


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         Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,386 flights each day to 435 destinations in 78 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

         Statements in this news release, which are not historical facts, including statements regarding Delta's beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Factors that could cause these differences include, but are not limited to, the factors and risks discussed in the Offer to Exchange included in the Tender Offer Statement on Schedule TO that Delta filed today with the Securities and Exchange Commission. Delta has no current intention to update its forward-looking statements.


                                                     0503/185-KK
                                                 Option Exchange